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Exhibit 10.114

TWELFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT

        THIS TWELFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this "Amendment"), dated as of October 23, 2008, by and among COMMERCE ENERGY, INC., a California corporation ("Borrower"), COMMERCE ENERGY GROUP, INC., a Delaware corporation ("Parent"), the financial institutions from time to time party to the Loan Agreement (as defined below) as lenders (collectively, the "Lenders"), WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN), in its capacity as agent (in such capacity, "Agent") for itself and the other Lenders.

WITNESSETH:

        WHEREAS, Borrower, Parent, Agent and Lenders have entered into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Borrower as set forth in the Loan and Security Agreement, dated as of June 8, 2006, by and among Borrower, Parent, Agent and Lenders (as the same now exists, is amended hereby and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced the "Loan Agreement") and the other agreements, documents and instruments referred to therein or at any time executed or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as all of the same now exist and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the "Financing Agreements");

        WHEREAS, Borrower and Parent have requested that Agent and Lenders agree to make certain amendments to the Loan Agreement, and Agent and Lenders are willing to agree to such request, subject to the terms and conditions contained herein; and

        WHEREAS, Borrower, Parent, Agent and Lenders desire to enter into this Amendment to evidence and effectuate such amendments, subject to the terms and conditions and to the extent set forth herein.

        NOW, THEREFORE, in consideration of the foregoing, the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Definitions.

          (a)    Additional Definitions.    As used herein, the following terms shall have the meanings given to them below and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

            (i)    "Additional AP Loans" shall mean revolving loans, up to an aggregate principal amount not to exceed $6,000,000 at any time, made by Subordinated Noteholders to Borrower pursuant to the Subordinated Note Agreements.

            (ii)   "AP Support Agreements" shall mean, collectively, (i) Cash Collateral Pledge Agreement, dated as of the date of the Twelfth Amendment, by and between AP Finance, LLC and Agent and (ii) Limited Guarantee, dated as of the date of the Twelfth Amendment, by AP Finance, LLC in favor of Agent.

            (iii)  "Base Liability Pledged Collateral" shall have the meaning ascribed to such term in the AP Support Agreements.

            (iv)  "Cash Buildup" shall mean, as of any date of determination, the aggregate amount of cash that Borrower is required to have on deposit in the Blocked Securities Account as of such date pursuant to Section 3(k)(ii) of the Twelfth Amendment.

            (v)   "Cure Liability Pledged Collateral" shall have the meaning ascribed to such term in the AP Support Agreements.

            (vi)  "Overadvance Amount" shall mean the amount, as determined by Agent, by which the aggregate outstanding principal amount of Loans and Letter of Credit Obligations exceeds the Borrowing Base or would exceed the Borrowing Base after giving effect to any Loan requested by Borrower.

            (vii) "Pledged Collateral" shall have the meaning ascribed to such term in the AP Support Agreements.

            (viii)  "Trigger Date" shall mean the earlier to occur of consummation of the Trigger Sale and November 4, 2008.

            (ix)  "Trigger Sale" shall mean the sale by Parent and Borrower of certain of their assets in a transaction designated by Agent as a trigger sale.

            (x)   "Twelfth Amendment" shall mean the Twelfth Amendment to Loan and Security Agreement, dated as of October 21, 2008, by and among Borrower, Parent, Agent and Lenders."

          (b)    Amendments to Definitions.    The definition of "Consultant" in the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

            "Consultant" shall mean Carl Marks Advisory Group LLC, Jeffrey Brandlin, of Brandlin & Associates, or such other Person acceptable to Agent, in each instance, together with its Affiliates, successors and assigns.

          (c)    Interpretation.    For purposes of this Amendment, unless otherwise defined herein, all capitalized terms used herein which are defined in the Loan Agreement shall have the respective meanings ascribed to such terms in the Loan Agreement.

        2.    Waiver of Existing Defaults.

          (a)   Subject to the terms and conditions of this Amendment, Agent and Lenders hereby waive any Event of Default arising prior to the date of this Amendment due to the failure of Borrower to comply with Section 9.18 of the Loan Agreement with respect to the Forecast in effect immediately prior to the date hereof (collectively, the "Existing Default"); provided, that, Agent and Lenders have not waived, are not by this Amendment waiving, and have no intention of waiving any Default and/or Event of Default, other than the Existing Default, which may have occurred on or prior to the date hereof, or which may occur after the date hereof, whether the same or similar to the Existing Default.

          (b)   The foregoing waivers shall not be construed as a bar to or a waiver of any other or further Default and/or Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Agent and Lenders arising under the terms of the Loan Agreement or any other Financing Agreements on any future occasion or otherwise.

        3.    Amendments.

          (a)    Interest Rate.

            (i)    The phrase "two and one-quarter (2.25%) percent" in the definition of "Interest Rate" in Section 1.58(a)(i) of the Loan Agreement is hereby replaced with "four and one-quarter (4.25%) percent."

            (ii)   The phrase "four and three-quarters (4.75%) percent" in the definition of "Interest Rate" in Section 1.58(a)(ii) of the Loan Agreement is hereby replaced with "six and three-quarters (6.75%) percent."

          (b)    Letter of Credit Limit.    Section 1.64 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

            "1.64 "Letter of Credit Limit" shall mean (a) prior to November 7, 2008, $35,500,000, (b) from and after November 7, 2008 through and including December 2, 2008, $32,000,000 and (c) from and after December 3, 2008, $22,000,000."

          (c)    Letter of Credit Rate.

            (i)    The phrase "three and three-quarters (3.75%) percent" in the definition of "Letter of Credit Rate" in Section 1.66(a) of the Loan Agreement is hereby replaced with "five and three-quarters (5.75%) percent."

            (ii)   The phrase "three and one-half (3.50%) percent" in the definition of "Letter of Credit Rate" in Section 1.66(b) of the Loan Agreement is hereby replaced with "five and one half (5.50%) percent."

          (d)    Revolving Loan Limit.    Section 1.95 of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

            "1.95 "Revolving Loan Limit" shall mean (a) prior to November 7, 2008, $40,000,000, (b) from and after November 7, 2008 through and including December 2, 2008, $32,000,000 and (c) from and after December 3, 2008, $22,000,000."

          (e)    Trigger Sale.

            (i)    Intentionally omitted.

            (ii)   Upon consummation of the Trigger Sale, Borrower shall deliver or cause to be delivered to Agent an agreement, duly authorized by the parties thereto and in form and substance substantially similar to the Schedule 8.9 to the Asset Purchase Agreement, dated October 23, 2008, by and between Ambit Energy, L.P. and Borrower, providing for, among other things, the continued collection by Parent and Borrower, in accordance with the terms thereof, of Accounts sold by Parent and Borrower in the Trigger Sale (the "Servicing Agreement").

            (iii)  Not later than November 3, 2008, Borrower and Parent shall consummate the Trigger Sale and shall deliver or cause to be delivered to Agent net cash proceeds from the Trigger Sale of at least $8,000,000.

            (iv)  Within one (1) Business Day of the Trigger Sale, Borrower shall deliver or cause to be delivered to Agent an updated certificate of the Borrowing Base.

            (v)   Intentionally omitted.

          (f)    Additional Lending.

            (i)    Effective October 6, 2008, Section 5 of the Eleventh Amendment is hereby deleted in its entirety and the following substituted therefor:

              "5.   Additional Lending.    Prior to the Trigger Date, Agent and Lenders shall make Loans to Borrower in accordance with the terms and conditions set forth in the Loan Agreement; provided, that, in the event that the aggregate outstanding principal amount of Loans and Letter of Credit Obligations would exceed the Borrowing Base after giving effect to any Loan requested by Borrower, Agent and Lenders shall make such Loan but only if, as of the making of such Loan and immediately after giving effect thereto, the Base Liability Pledged Collateral is not less than the Overadvance Amount. Notwithstanding the foregoing or anything to the contrary in any Financing Agreement,

      Agent and Lenders shall have no obligation to make to Borrower, and Borrower shall not request from Agent and Lenders, any Loans (i) on or after the Trigger Date or (ii) at any time an Event of Default exists and is continuing. For the avoidance of doubt, Letters of Credit will continue to be made available before, on and after the Trigger Date in accordance with, and subject to, the terms and conditions set forth in the Loan Agreement."

          (g)    Loan to Value Covenant.

            (i)    Notwithstanding anything to the contrary contained in any Financing Agreement, Agent may, in its sole and absolute discretion, exclude the undrawn amount of any Letter of Credit for purposes of determining (A) Borrower's compliance with Section 6(b) of the Eleventh Amendment and (B) the amount of Loans and Letters of Credit available to Borrower pursuant to the Loan Agreement; provided, that, with respect to the Letter of Credit currently outstanding for the benefit of Tenaska Energy ("Tenaska"), upon the receipt by Agent of a written agreement, in form and substance satisfactory to Agent, of Tenaska to reduce the face amount of such Letter of Credit by up to $5,000,000 (the "Reduction"), Agent shall exclude such Reduction from the Obligations solely for purposes of determining (x) Borrower's compliance with Section 6(b) of the Eleventh Amendment and (y) the amount of Loans and Letters of Credit available to Borrower pursuant to the Loan Agreement.

            (ii)   This first sentence of Section 6(a) of the Eleventh Amendment is hereby deleted in its entirety and the following substituted therefor:

            "(a) At all times on and after the Trigger Date, the aggregate outstanding principal amount of Loans shall be zero (0) (but not including for this purpose any outstanding Overadvance Amount or other Loans that, in each case, are fully collateralized by Base Liability Pledged Collateral pursuant to the AP Support Agreements)."

          (h)    Reporting Frequency.    Borrower and Parent hereby acknowledge, confirm and agree that, in accordance with the Loan Agreement, Agent may, in its sole discretion establish Reserves to reflect, among other things, any failure by Borrower and Parent to furnish to Agent, on a daily basis or with such other frequency as Agent may determine, such reports as Agent may request with respect to the Borrowing Base or the Collateral.

          (i)    AP Finance Support.

            (i)    Not later than October 23, 2008 (the "AP Finance Delivery Date"), Borrower shall cause AP Finance, LLC ("AP Finance") to deliver to Agent (A) the AP Support Agreements, duly authorized, executed and delivered by AP Finance in favor of Agent and in form and substance satisfactory to Agent, providing for, among other things, (1) the guarantee by AP Finance in favor of Agent and Lenders of $6,000,000 of the Overadvance Amount and (2) the pledge and delivery by AP Finance to Agent of Base Liability Pledged Collateral in the amount of $6,000,000 as collateral security for such portion of the Obligations constituting Base Liability (as defined in the AP Support Agreements) and (B) an amount equal to $6,000,000.

            (ii)   Notwithstanding anything to the contrary contained in any Financing Agreement, (A) Agent agrees that it shall not demand immediate repayment of the Overadance Amount pursuant to Section 2.1(c) of the Loan Agreement as long as (1) the Base Liability Pledged Collateral is not less than the Overadvance Amount and (2) no Event of Default shall have occurred and be continuing and (B) AP Finance shall have the right, but not the obligation, to cure for the account of Borrower, any Cure Event (as defined in the AP Support Agreements).

            (iii)  Borrower shall be permitted to pay or repay any outstanding Additional AP Advances pursuant to the Subordinated Note Agreements; provided, that, as of the date of any such payment or repayment and immediately after giving effect thereto, (A) the aggregate outstanding principal amount of Loans and Letter of Credit Obligations does not exceed the Borrowing Base (but not including for this purpose any outstanding Overadvance Amount to the extent Agent has received Base Liability Pledged Collateral pursuant to the AP Support Agreements), (B) Borrower is in compliance with the requirements of Section 6(b) of the Eleventh Amendment, (C) Borrower is in compliance with the requirements of Section 9.18 of the Loan Agreement, (D) Borrower is in compliance with the requirements of Section 3(1) and Section 3(k) of this Amendment and (E) no Event of Default exists or is continuing (but not including for purpose of the preceding clauses (A) through (E), any Event of Default that has been cured pursuant to the AP Support Agreements).

          (j)    Consultant.    Borrower and Parent hereby confirm, acknowledge and agree that (i) for purposes of Section 7.7 of the Loan Agreement, Agent's designee shall include, without limitation, Jeffrey Brandlin, of Brandlin & Associates, or such other Consultant as Agent may designate and (ii) the Consultant shall have complete access to and cooperation of management of Borrower and Parent, including complete access to Borrower's and Parent's premises, in accordance with the terms and conditions of Section 7.7 of the Loan Agreement.

          (k)    Blocked Securities Account.

            (i)    As of the close of business each day on an after the Trigger Date, any funds remaining in the Blocked Accounts, after payment of the Revolving Loans, Obligations and other amounts then due and payable, shall be transferred to the Blocked Securities Account.

            (ii)   As of the close of business on (A) the seventh (7t) day following consummation of the Trigger Sale ("Cash Buildup Start Date"), the aggregate Cash Buildup in the Blocked Securities Account shall be $200,000 and (B) on each seventh (7th,) day following the Cash Buildup Start Date, the aggregate Cash Buildup in the Blocked Securities Account shall be $200,000 more than the aggregate Cash Buildup in such Blocked Securities Account as of the close of business on the same day of the immediately preceding week (by way of example, the Cash Buildup on the first test date after the Cash Buildup Start Date shall be $400,000 and the Cash Buildup on the second test date after the Cash Buildup Start Date shall be $600,000). Borrower and Parent hereby acknowledge, confirm and agree that, for purposes of determining compliance with Section 6(b) of the Eleventh Amendment, the Blocked Amount shall not include the Cash Buildup.

            (iii)  Borrower and Parent hereby acknowledge, confirm and agree that, in accordance with the Loan Agreement, (A) Agent may, in its discretion, instruct Wachovia Securities that (1) prior to the occurrence of an Event of Default, amounts on deposit in the Blocked Securities Account, in an amount equal to the amount necessary to satisfy the requirements of Section 6(b) of the Eleventh Amendment plus the amount necessary to satisfy the requirements of Section 3(k)(ii) above, may not be withdrawn from the Blocked Securities Account without the prior written consent of Agent and (2) upon the occurrence of an Event of Default, any and all amounts on deposit on the Blocked Securities Account may not be withdrawn from the Blocked Securities Account without the prior written consent of Agent, (B) Borrower and Parent shall not, without the prior written consent of Agent, withdraw or seek to withdraw any such amounts with respect to which Agent has notified Wachovia Securities may not be withdrawn and (C) subject to the foregoing subsections (A) and (B), Borrower may withdraw amounts from the Blocked Securities Account and transfer such amounts to its operating account at Wachovia Bank, N.A.

            (iv)  For purposes of determining compliance with Section 6(b) of the Eleventh Amendment, the Blocked Amount may include the amount of any Pledged Collateral on deposit in the Blocked Securities Account in excess of the amount, if any, necessary to satisfy the requirement of Section 3(k)(ii) above as of such date of determination.

          (l)    Collections Covenant.    Borrower and Parent, hereby confirm, acknowledge and agree that:

            (i)    for the trailing one (1) week period ending on the seventh (7th) day following consummation of the Trigger Sale, the actual aggregate cash receipts during such period in respect of Accounts owed by customers serviced by Borrower and Parent and sold in the Trigger Sale shall not be less than eighty-five (65%) percent of the projected aggregate weekly cash receipts during such period for such line item in the Forecast.

            (ii)   for the trailing two (2) week period ending on the fourteenth (14th) day following consummation of the Trigger Sale, the actual aggregate cash receipts during such period in respect of Accounts owed by customers serviced by Borrower and Parent and sold in the Trigger Sale shall not be less than eighty-five (75%) percent of the projected aggregate weekly cash receipts during such period for such line item in the Forecast.

            (iii)  for the (A) trailing three (3) week period ending on the twenty-first (21st) day following consummation of the Trigger Sale, and (B) trailing (4) week period ending on the twenty-eighty (28th) day following consummation of the Trigger Sale and on the same day of each week thereafter, the actual aggregate cash receipts during such period in respect of Accounts owed by customers serviced by Borrower and Parent and sold in the Trigger Sale shall not be less than eighty-five (85%) percent of the projected aggregate weekly cash receipts during such period for such line item in the Forecast.

            (iv)  any failure to maintain the minimum deviation in the Forecast as set forth in Sections 3(1)(i)-(iii) above shall constitute a material deviation from the Forecast and an additional Event of Default.

            (v)   At all times during the term of the Servicing Agreement, Agent or its designee, including, without limitation, the Consultant, shall have complete access to the premises, books and records of Borrower and Parent, and complete access to and cooperation of the management of Borrower and Parent, for the purpose of monitoring the collection of Accounts under the Servicing Agreement.

          (m)    Financial Statements.    Notwithstanding anything to the contrary contained in the Loan Agreement, the date by which Borrower and Parent are required to comply with Section 9.6(a)(ii) of the Loan Agreement with respect to the fiscal year ended July 2008, shall be extended to one hundred-twenty (120) days after the end of such fiscal year.

          (n)    Updated Forecast.

            (i)    Borrower and Parent have delivered to Agent a revised Forecast through November 30, 2008, a copy of which is attached as Exhibit A hereto.

            (ii)   Not later than October 31, 2008, Borrower and Parent shall deliver to Agent, in form and substance satisfactory to Agent, an updated Forecast through December 22, 2008.

          (o)    Permitted Indebtedness.    Section 9.9(h)(i) of the Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

            "(i) the aggregate principal amount of such Indebtedness shall not exceed the sum of (A) $20,931,579, plus (B) the amount of the Second Subordinated Note, plus (C) Additional AP Loans, up to an aggregate principal amount not to exceed $6,000,000 at any time, plus

    (D) the amount of any additional term loans made under the Subordinated Note Agreements after the date of the Twelfth Amendment pursuant to Section 4(g) of the AP Support Agreements (provided that any such term loan shall be made on the same terms as the term loan made on the date of the Eleventh Amendment), plus (E) any principal arising from after the date hereof pursuant to the payment of non-cash interest by incurring additional Indebtedness having substantially the same terms, less the aggregate amount of all repayments (other than repayments of Additional AP Loans), repurchases or redemptions, whether optional or mandatory, in respect thereof, and, in each instance, the interest thereon shall not exceed the rate provided for in the Subordinated Notes as in effect on the date of the Eleventh Amendment. Without duplication, all financial accommodations under the Subordinated Note Agreements to fund Pledged Collateral shall constitute Indebtedness permitted hereunder,"

          (p)    Excess Availability.

            (i)    Section 1.41(b)(i) of the Loan Agreement is hereby deleted and the following substituted therefor:

        "(i) the amount of all then outstanding and unpaid Obligations of Borrowers (but not including for this purpose any outstanding (1) Letter of Credit Obligations or (2) Loans constituting Overadvance Amount to the extent Agent has received Base Liability Pledged Collateral pursuant to the AP Support Agreements and any other Loans that are fully collateralized by the Base Liability Pledged Collateral), plus"

            (ii)   From and after the Trigger Date, Borrower shall not be required to comply with Section 9.17.1 of the Loan Agreement.

          (q)    Liquidity Covenant.    Borrower and Parent hereby acknowledge confirm and agree that, for purposes of determining compliance with Section 9.18 of the Loan Agreement, Liquidity shall not include the unfunded amount of any Additional AP Loans or other unfunded amounts available to Borrower or Parent pursuant to the Subordinated Note Agreements.

        4.    Additional Default.    Borrower and Parent hereby acknowledge, confirm and agree that the failure of Borrower or Parent to comply with the terms and conditions of this Amendment shall constitute an additional Event of Default under the Loan Agreement and the other Financing Agreements.

        5.    Release and Covenant Not to Sue.

          (a)    Release.    In consideration of the agreements of Agent and Lenders contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Borrower and Parent, on behalf of itself and its successors, assigns, heirs, executor, administrator and other legal representatives, hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, Lenders, their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, Lenders and all such other parties being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower or Parent, or any of their successors, assigns, heirs, executor, administrator or other legal representatives, as the case may be, may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, as amended and supplemented through the date hereof, or the other Financing Agreements.

            (i)    Borrower and Parent understand, acknowledge and agree that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

            (ii)   Borrower and Parent agree that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.

          (b)    Covenant Not to Sue.    Each of Borrower and Parent, on behalf of itself and its successors, assigns, heirs, executor, administrator and other legal representatives, hereby jointly and severally, absolutely, unconditionally and irrevocably, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower or Parent pursuant to Section 5(a) above. If Borrower or Parent violates the foregoing covenant, such Borrower or Parent, as the case may be, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys' fees and costs incurred by any Releasee as a result of such violation.

        6.    Representations, Warranties and Covenants.    In addition to the continuing representations, warranties and covenants at any time made by Borrower and Parent to Agent and Lenders pursuant to the Loan Agreement and the other Financing Agreements, Borrower and Parent hereby jointly and severally represent, warrant and covenant with and to Agent and Lenders as follows (which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof):

          (a)   this Amendment has been duly authorized, executed and delivered by all necessary action on the part of Borrower and Parent, and the agreements and obligations of Borrower and Parent contained herein constitute legal, valid and binding obligations of Borrower and Parent, enforceable in accordance with their respective terms;

          (b)   all of the material representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended hereby, are true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such date;

          (c)   as of the date of this Amendment and after giving effect hereto, no Default or Event of Default exists or has occurred and is continuing; and

        7.    Amendment Fee.    Borrower shall pay to Agent, for the benefit of Lenders based upon their respective Pro Rate Shares, an amendment fee in an aggregate amount equal to $150,000, which shall be fully earned as of the date hereof and which shall be payable on the Trigger Date.

        8.    Conditions Precedent.    The effectiveness of this Amendment shall be subject to the satisfaction to the receipt by Agent of an executed copy of an original or executed original counterparts of this Amendment, duly authorized, executed and delivered by Borrower, Parent and Lenders;

        9.    Further Assurances.    Borrower and Parent shall execute and deliver such additional documents and take such additional action as may be requested by Agent to effectuate the provisions and purposes of this Amendment.

        10.    Governing Law.    The validity, interpretation and enforcement of this Amendment and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of California.

        11.    Binding Agreement.    This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

        12.    Effect of this Agreement.    Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and in all other respects the Financing Agreements and each provision thereof, including, without limitation, Section 9.18 of the Loan Agreement and Section 6 of the Eleventh Amendment, are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent of conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control.

        13.    Counterparts.    This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other method of electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Amendment. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties thereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the day and year first above written.

AGENT		BORROWER
WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN)		COMMERCE ENERGY, INC.
By:	/s/ Bruce Laughton	By:	/s/ C. Douglas Mitchell
Title:	Managing Director	Title:	Chief Financial Officer
LENDERS		PARENT
WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN)		COMMERCE ENERGY GROUP, INC.
By:	/s/ Bruce Laughton	By	/s/ C. Douglas Mitchell
Title:	Managing Director	Title:	Chief Financial Officer
WELLS FARGO FOOTHILL, LLC
By:	/s/ Rina Shinoda
Title:	Vice President

 Exhibit A
[Revised Forecast]

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  Exhibit 10.114
TWELFTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
WITNESSETH
Exhibit A [Revised Forecast]